Exhibit 99.1

DYNAVAX

DYNAVAX TECHNOLOGIES

2929 Seventh Street, Suite 100

Berkeley, CA 94710

Contact:

Michael Ostrach

Vice President and Chief Business Officer

510-665-7257

mostrach@dynavax.com

Dynavax Receives Canadian Approval to Conduct Phase 3 Trials of HEPLISAVTM

BERKELEY, CA - February 16, 2010 - Dynavax Technologies Corporation (Nasdaq: DVAX) announced that Health Canada, the Canadian equivalent of the U.S. Food and Drug Administration, has approved the initiation of the Company's next Phase 3 trials in Canada.  Initiation of the Canadian studies is expected to facilitate enrollment for the multi-center trials. Immunizations in the U.S. have begun, while the Canadian sites are expected to begin enrollment shortly. In Canada, the Health Products and Food Branch (HPFB) of Health Canada regulates the development of new drugs and vaccines.

One trial is designed to demonstrate the lot-to-lot consistency of commercial vaccine and to complete the safety database for HEPLISAVTM, the Company's investigational adult hepatitis B vaccine. The second trial compares HEPLISAV to Engerix-B® in patients with chronic kidney disease. These studies are directed toward fulfilling licensure requirements in Canada, in addition to the U.S and Europe. HEPLISAV has been shown in two previous Phase 3 trials to enhance protection more rapidly and with fewer doses than a currently licensed vaccine.

The lot-to-lot consistency trial will enroll approximately 2,000 patients in Canada and in the U.S., 1600 of whom will receive HEPLISAV. Patients randomized to the comparator arm will receive Engerix-B, a currently licensed hepatitis B vaccine. The chronic kidney disease trial will enroll approximately 600 patients in Canada, the U.S. and Germany, 300 of whom will receive HEPLISAV. Patients randomized to the comparator arm will receive Engerix-B.

Data from these trials are expected in mid-2011. The hepatitis B surface antigen in the HEPLISAV lots being evaluated was produced in Dynavax's manufacturing facility in Düsseldorf, Germany. This facility was recently upgraded and licensed in the European Union for commercial production of hepatitis B surface antigen.

About HEPLISAV

HEPLISAV is an investigational adult hepatitis B vaccine. In a completed pivotal Phase 3 trial, HEPLISAV demonstrated increased, rapid protection with fewer doses than current licensed vaccines. Dynavax has worldwide commercial rights to HEPLISAV and is developing the

Engerix-B® is a trademark of GlaxoSmithKline.

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vaccine for large, high-value populations that are less responsive to current licensed vaccines, including individuals with chronic kidney disease. HEPLISAV combines hepatitis B surface antigen with a proprietary Toll-like Receptor 9 agonist known as ISS to enhance the immune response.

About Hepatitis B Vaccines

Currently available hepatitis B vaccines require three doses over six months to achieve full immunogenicity in healthy patient populations. Because compliance with this vaccine regimen is low, new vaccines are needed to provide increased protection in a shorter timeframe. Furthermore, currently available vaccines do not fully address the needs of several patient populations, including those with chronic kidney disease, HIV or chronic liver disease. In particular, patients with comprised immune systems require both rapid and enhanced protection, either because they are less responsive to conventional vaccine regimens or because they are at high risk of infection.

About Dynavax

Dynavax Technologies Corporation, a clinical-stage biopharmaceutical company, discovers and develops novel products to prevent and treat infectious diseases. The Company's lead product candidate is HEPLISAV, an investigational adult hepatitis B vaccine designed to enhance protection more rapidly and with fewer doses than current licensed vaccines. For more information visit www.dynavax.com.

Forward-looking Statements

This press release contains "forward-looking statements" that are subject to a number of risks and uncertainties, including statements regarding the nature of planned HEPLISAV clinical trials and the timing of their initiation and completion. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including whether successful clinical and regulatory development and approval of HEPLISAV can occur in a timely manner or without significant additional studies or difficulties or delays in development or clinical trial enrollment, whether the studies can support registration for commercialization of HEPLISAV, the commercial potential for HEPLISAV and the Company's ability to obtain additional financing to support the development and commercialization of HEPLISAV and its other operations, possible claims against the Company based on the patent rights of others; and other risks detailed in the "Risk Factors" section of our current periodic reports with the SEC. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.

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